UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2006

Penn Octane Corporation
 (Exact name of registrant as specified in its charter)

Delaware	000-24394	52-1790357
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77-530 Enfield Lane, Bldg. D Palm Desert, California	92211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 772-9080

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 4, 2006, the Board of Managers of Rio Vista GP LLC, a subsidiary of Penn Octane Corporation (“Penn Octane”) and the general partner of Rio Vista Energy Partners L.P., approved an amendment to the Amended and Restated Limited Liability Company Agreement of Rio Vista GP LLC to permit the payment of compensation to members of the Board of Managers, in the discretion of the Board of Managers. Permitted forms of compensation include, without limitation, cash, common units of Rio Vista Energy Partners L.P. and/or options to purchase such common units. A manager who is also an officer or employee of Rio Vista GP LLC is not entitled to receive additional compensation for his services as a manager.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Retirement of Charles C. Handly, President and CEO

On October 4, 2006, Charles C. Handly, President and Chief Executive Officer of Penn Octane informed the Board of Directors of his intention to retire effective October 23, 2006. The Board of Directors accepted Mr. Handly’s resignation effective such date and thanked Mr. Handly for his years of service to Penn Octane.

Management Bonuses

On October 4, 2006, the Board of Directors approved the payment of cash bonuses to executive officers in recognition of the completion of the sale of LPG assets to TransMontaigne Product Services, Inc. The bonus amounts are as follows: Charles C. Handly, President and Chief Executive Officer, $50,000; Ian T. Bothwell, Vice President and Chief Financial Officer, $30,000; and Jerry L. Lockett, Vice President and Secretary, $15,000. The expense of the bonuses will be shared with Penn Octane’s affiliate, Rio Vista Energy Partners L.P.

Election of Directors

On October 5, 2006, the Board of Directors elected the following individuals as directors of Penn Octane: Bruce I. Raben; Richard R. Canney; and Eugene A. Viele. On October 10, 2006, the Board of Directors named Richard R. Canney as Chairman of the Board and appointed members of the following Committees: Audit Committee (Mr. Canney, Chairman, Mr. Raben and Mr. Viele); and Compensation Committee (Mr. Raben, Chairman, and Mr. Viele). Below is brief biographical information regarding each new director.

•
Bruce I. Raben — Mr. Raben is a founding Partner of Hudson Capital Advisors, LLC, a provider of investment banking advisory, placement and capital raising services formed in 2004. Mr. Raben has been an investment banker, merchant banker and private investor for approximately 25 years. From 1979 until 1990, Mr. Raben worked at Drexel Burnham Lambert, an investment banking firm. From 1990 through 1995, he was an executive vice president with Jeffries & Company, an investment banking firm. From

1995 until 2002, Mr. Raben served as a managing director of CIBC World Markets, an investment banking firm. He continued to serve as a consultant to CIBC in 2003. Mr. Raben has previously served on the boards of numerous public and private companies. Mr. Raben received a bachelor’s degree from Vassar College in 1975 and a master of business administration degree from Columbia University in 1979.

•
Richard R. Canney — Mr. Canney has been employed in the mergers and acquisitions and new ventures division of a major oil company, since 1997. Mr. Canney was a director and managing partner of Corporacion Mercantil Internacional, S.A. de C.V. in Mexico City. From 1994 to 1996, Mr. Canney was a professor of finance at Instituto Tecnologico Autonomo de Mexico in Mexico City. In August 2004, Mr. Canney was elected as a member of the board of managers of Rio Vista GP LLC, a subsidiary of Penn Octane, and serves as chairman of that board. Rio Vista GP LLC is the general partner of Rio Vista Energy Partners L.P. Mr. Canney received a master of business administration degree from the University of Chicago in 1989.

•
Eugene A. Viele — Mr. Viele is the Chairman, Chief Executive Officer and President of Northport Production Company, an oil and gas production company formed in 1991. Northport Production drills and operates wells in Oklahoma, Texas, New Mexico, Alabama and West Virginia. Mr. Viele has 27 years of experience in the oil and gas industry, including management, drilling and production. Mr. Viele is an active member of the American Association of Petroleum Landmen and the Oklahoma City Association of Petroleum Landmen. Mr. Viele received a bachelor’s degree in business administration from the University of Oklahoma in 1978.

Resignation of Directors

On October 5, 2006, the following directors of Penn Octane informed the Board of Directors of their intention to resign effective October 6, 2006: Harvey L. Benenson; Emmett M. Murphy; and Stewart J. Paperin. The Board of Directors accepted the resignations of Messrs. Benenson, Murphy and Paperin effective such date and thanked them for their years of service to Penn Octane.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	First Amendment to Amended and Restated Limited Liability Company Agreement of Rio Vista GP LLC dated as of October 6, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN OCTANE CORPORATION

By: /s/ Ian T. Bothwell
Name: Ian T. Bothwell
Title: Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary (Principal Financial and Accounting Officer)

Date: October 11, 2006

EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amendment to Amended and Restated Limited Liability Company Agreement of Rio Vista GP LLC dated as of October 6, 2006

5